  Exhibit 10.8

EMPLOYMENT AGREEMENT

This Agreement is entered into as of November 10, 2020 (the “Effective Date”) by and between Edible Management, LLC, a California limited liability company (the “Company”) and Brian Shure (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. The Company is a management firm presently contracted to provide executive management services to Indus Holding Company, a Delaware corporation (“Indus”), and its subsidiaries and affiliates, including Cypress Manufacturing Company (collectively, including the Company, the “Indus Entities”). As of the Effective Date, Executive will serve as Chief Financial Officer of Indus and of Indus’ parent company and all consolidated subsidiaries. Executive will render such business and professional services in the performance of Executive’s duties as are consistent with Executive’s position and as reasonably assigned to Executive by the Company’s Chief Executive Officer and the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. Executive shall report to the Chief Executive Officer and the Board and Executive shall devote Executive’s good faith best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Indus Entities. Executive shall perform Executive’s duties, responsibilities and functions to the Indus Entities hereunder in good faith and to the best of Executive’s abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the policies and procedures of the Indus Entities. So long as Executive is employed by the Company or any Indus Entity, Executive shall not, without the prior written consent of the Chief Executive Officer or Chairman of the Board, accept other employment or perform other services for compensation or that unreasonably interfere with Executive’s employment with the Company; provided that Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not unreasonably interfere with executive’ obligations, responsibilities and services hereunder and provided, further, that Executive may also continue to serve as trustee/administrator of his family’s estate, and shall be entitled to receive compensation for such services.

2. Employment. Subject to the provisions hereof under which Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment by the Company, the parties agree that Executive’s employment with the Company will be “at will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason.

3. Compensation.

(a) Base Salary. Executive’s base salary will be $250,000 per year (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)    Stock Options. Executive shall be granted options (the “Options”) to purchase 300,000 shares of Subordinated Voting Stock of Indus Holdings, Inc.(“Parent”) under Parent’s 2019 Stock Incentive Plan (the “Plan”), having an exercise price equal to the closing price of such shares on the Canadian Securities Exchange on the date of approval of this Agreement by the Parent Board of Directors. The Options shall be vested as follows: 50,000 of the Options shall be vested immediately upon grant and the remaining 250,000 Options shall vest in four equal annual installments on each anniversary of the date of grant, provided that following a Change of Control (as defined below), if within twelve months following such Change of Control the title and/or responsibilities of Executive are materially diminished or Executive is terminated by the Company without Cause (as defined below), then upon notice by Executive to the Company given not later than thirty (30) days following such material diminishment or termination, the remaining unvested portion of this Option shall thereupon vest and become immediately exercisable. As used herein, “Change of Control” shall mean a transaction or a series of related transactions involving (i) a sale, transfer or other disposition of all or substantially all of the assets of the Indus Entities, (ii) the consummation of a merger or consolidation of Parent or (iii) a sale or exchange of capital stock of Parent, in any case as a result of which the stockholders of Parent immediately prior to such transaction or series of related transactions own, in the aggregate, less than a majority of the outstanding voting power of the capital stock or equity interests of the surviving, resulting or transferee entity. In addition, in the event Executive and the Chairman of the Board determine to seek a replacement for Executive, in the event Executive identifies a suitable replacement that is approved by the Parent Board of Directors and provides cooperation and assistance in the transition of such individual for a period of at least one fiscal quarter, in the reasonable determination of the Chairman, then all Options that are unvested shall become vested and immediately exercisable.

(c)       Bonus. Executive shall be eligible to receive annual bonuses in such amounts and subject to such performance metrics or other criteria determined by the Board or its Compensation Committee from time to time, including performance-based bonuses or programs as determined in the discretion of the Board.

(d)       Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4. Vacation. Executive will be entitled to receive three (3) weeks of paid time off per year during Executive’s employment, accruing at 1.25 days per month pursuant and subject to the policies set forth in the Company’s Employment Handbook.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Severance Benefits.

(a) Termination without Cause. If Executive’s employment with the Company is terminated by the Company other than for Cause during the Employment Term, then for a period of six months from the date of such termination, Executive will receive from the Company continued payment of Executive’s Base Salary in accordance with the normal payroll practices of the Company, and during such period if Executive elects to continue the Company-provided health insurance, the Company shall continue to contribute to (or reimburse Executive for) such health insurance costs in amounts consistent with the benefit provided to Executive by the Company during the Employment Term.

(b) Separation Agreement and Release of Claims. The receipt of any severance will be subject to Executive signing and not revoking a separation agreement and release of claims with the Company in a form acceptable to the Company no later than thirty (30) days after the termination of employment occurs. No severance amounts or benefits will be paid or provided until the separation agreement and release of claims becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date of such release becomes effective shall be paid on the effective date of such release.

(c) Non-Solicitation. Executive agrees, to the fullest extent permitted by applicable law, for a period of two years following the termination of the employment of the Executive for any reason, Executive will not either directly or indirectly, solicit, induce, recruit, encourage, take away, or hire any employee of any Indus Entity (or any affiliate) or cause any employee to leave Indus Entity’s (or its affiliate’s) employment either for Executive or for any other entity or person; provided that the foregoing shall not restrict the hiring of any individual for a position outside the Indus Entity’s industry whose employment with the applicable Indus Entity (or its affiliate) is terminated prior to any solicitation by Executive. Executive represents that Executive (A) is familiar with the foregoing covenant not to solicit, and (B) is fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time and scope of these covenants. Upon any breach of this section, any remaining unpaid severance pay and other benefits pursuant to Section 7(a) will immediately cease and Executive shall be required to repay to the Company any severance payments theretofore paid hereunder.

(d) Timing of Severance Payments. The Company will pay the severance payments to which Executive is entitled as salary continuation with the same timing as in effect immediately prior to Executive’s termination of employment.

(e) Termination for Cause; Resignation without Good Reason.  If Executive’s employment with the Company (or any affiliate of the Company) is voluntarily terminated by Executive, or for Cause by the Company, then no payment of severance shall be due to Executive hereunder.

7. Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), then the severance payable to Executive, if any, pursuant to this Agreement, together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that would otherwise be payable within the first six (6) months following Executive’s termination of employment, will instead become payable in a lump sum on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit under applicable Treasury Regulations will not constitute Deferred Compensation Separation Benefits. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive’s conviction of or plea of nolo contendere to any felony or any crime involving dishonesty with respect to any Indus Entity; (ii) Executive’s willful misconduct in the performance of Executive’s duties, breach of any material agreement between Executive and the Company concerning the terms and conditions of Executive’s employment with the Company, or Executive’s willful violation of a material Company employment policy (including, without limitation, any anti-harassment or insider trading policy), in any case which is materially injurious to the Company and its affiliates; or (iii) Executive’s willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement.

9. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Confidential Information. Executive agrees, that to the extent that Executive has not already done so, to enter into the Company’s standard Employee Proprietary Information Agreement (the “Employee Proprietary Information Agreement”) upon commencing employment hereunder.

11. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a nationally recognized commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Edible Management, LLC
20 Quail Run Circle
Salinas, CA 93907
Attn: Chairman of the Board

With a copy to the Chairman at his last known email address.

If to Executive:
at the last residential address known by the Company,
With a copy to Executive at his last known email address.

12. Arbitration.

(a) Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall also continue to apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, Claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Monterey County, California.

(d) Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

13. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(c) Integration. This Agreement, together with the Employee Proprietary Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

(d) Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(e) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(f) Tax Withholding. All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

(g) Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

14. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

Edible Management LLC

By:	/s/ Mark Ainsworth	Date:	11/8/2020

Name:	Mark Ainsworth

Title:	CEO

EXECUTIVE:

/s/ Brian Shure		Date:	11/8/2020
Brian Shure

Address:	5050 Millwood LN, NW
Washington DC 20016